Exhibit No. 99.1



The following employee update and press release was issued on December 12, 1996:

WESTERN RESOURCES, ONEOK INC. ANNOUNCE STRATEGIC ALLIANCE: STOCK TRANSACTION VALUED AT $660 MILLION; ONEOK BECOMES NINTH LARGEST GAS DISTRIBUTOR IN NATION; WESTERN RESOURCES BECOMES LARGEST ONEOK SHAREOWNER

         TOPEKA, Kan. and TULSA, December 12, 1996 (8:27 a.m. EST) -- ONEOK Inc., (NYSE: OKE) and Western Resources (NYSE: WR) today announced a strategic alliance combining the natural gas assets of both companies. According to terms of the $660 million transaction, ONEOK will own and operate the natural gas assets of Western Resources located in Kansas and northeast Oklahoma. Western Resources will become the largest equity holder of ONEOK through a combination of common and convertible preferred stock. The strategic alliance will position each company to maximize its respective strengths as energy service companies. Western Resources will provide electric energy products, security products and other unregulated services and ONEOK will provide natural gas. The agreement, expected to be positive to earnings for shareowners of both Western Resources and ONEOK in the first year, has received approval from both companies' boards of directors.

         "As we continue to grow our respective companies, it is important to innovate," said John E. Hayes, Jr., Western Resources chairman of the board and chief executive officer. "This strategic alliance allows us to market electricity, security and other unregulated services to a new set of customers -- ONEOK's 735,000 customers. In addition, Western Resources will pursue its plan to market electricity, security and natural gas nationally. Under this plan, ONEOK will procure natural gas for Western Resources' national marketing effort." "The strategic alliance positions the respective strengths of each management team to capitalize on the opportunities in a marketplace that is becoming more competitive," said Larry Brummett, ONEOK chairman of the board, president and chief executive officer. "Western Resources is an excellent company, with competitive electric costs and an innovative management. We are extremely pleased with this agreement and look forward to making it happen."

         Specific transaction terms include:

         ONEOK Inc. will receive all the natural gas assets of Western Resources, making it the ninth largest gas distribution company in the United States serving 1.4 million customers. ONEOK's independence is preserved by standstill provisions which define the rights and responsibilities of the respective companies. The standstill has an initial term of 15 years.

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Western Resources will receive approximately 3 million new shares of ONEOK common stock and preferred stock convertible upon necessary regulatory approvals into approximately another 19.3 million shares of ONEOK common stock. Western Resources will receive a preferred dividend of 1.5 times the underlying common dividend, but in no event less than $1.80 per preferred share per year for the first five years under the terms of the preferred stock.

         Upon closing, Western Resources will nominate two directors to the ONEOK board of directors. If the preferred stock converts to common, Western Resources may designate an additional two directors. The agreement requires approvals from ONEOK shareholders, the Oklahoma Corporation Commission, the Kansas Corporation Commission, and the Securities and Exchange Commission, and anticipated the transaction will close by mid-1997.

         Brummett said the transaction confirms ONEOK's strategy of pursuing strategic alliances or acquisition opportunities in natural gas distribution and energy-related businesses. Additionally, it strengthens ONEOK's balance sheet for future cash transactions. According to Hayes, the transaction significantly strengthens Western Resources' annual cash flow and provides the company access to more than 735,000 new customers. The natural gas assets of Western Resources include natural gas distribution properties serving 624,000 customers encompassing two-thirds of Kansas and 36,000 customers in the northeastern corner of Oklahoma with 10,068 miles of pipeline; a natural gas transmission and gathering system with 976 miles of pipeline; a Kansas gas processing plant with a 15 million cubic feet per day capacity and a 42 percent interest in a New Mexico plant with a 200 million cubic feet per day capacity; and a natural gas marketing company with a retail marketing focus.

         The assets of ONEOK Inc. include Oklahoma Natural Gas Company, a local natural gas distribution company providing gas service to 75 percent of Oklahoma with more than 735,000 customers and 18,520 miles of distribution, transmission and gathering pipeline; a natural gas wholesale marketing company serving the mid-continent region of the United States; and ownership interest in 15 Oklahoma gas processing plants with a net daily capacity of 335 million cubic feet; and a production company with more than 85.2 Bcf of natural gas reserves. Western Resources (NYSE: WR) is a full-service, diversified energy company with total assets of almost $6 billion. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its subsidiaries, Westar Energy, Westar Security, Westar Capital, and The Wing Group, a full range of energy and energy-related products and services are developed and marketed in the continental U.S., and offshore.

         For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.





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          NOTE TO EDITORS: Western Resources and ONEOK will conduct a news conference call at 2 p.m. CST today. Media may call (1-800) 946-0705 to participate. Confirmation number is 297268.

          CONTACT: Media contract: Michel' Philipp, (913) 575-1927, or investor contact: Rick Kready, (913) 575-8226, both of Western Resources.


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